Williams & Webster, P.S.
Certified Public Accountants & Business Consultants
Bank of America Financial Center • 601 W. Riverside, Suite 1940 • Spokane, WA 99201 • Phone (509) 838-5111 • Fax (509) 838-5114

August 29, 2007

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington. DC 20549

Re:

EPOD International, Inc.
Commission File Number 0-32327

Dear Sirs:

We do not agree with all of the statements made by the above registrant in its Form 8-K filed August 24, 2007, Accordingly, we have endeavored to list the relevant facts as we understand them.

Regarding Item 4.01, we state the following:

1.

Our reports on the Company’s financial statements for the years ended December 31, 2006 and 2005 were modified because they did contain a paragraph expressing uncertainty relating to a going concern.

2.

After the release of the last audit report, we advised the registrant that information has come to our attention that led us to no longer be able to be associated with the financial statements prepared by management. Accordingly, we withdrew our report for 2006 due to misstated financial statements and advised the Company to take immediate steps under Section 4.02 to file an 8-K informing the public. We advised the registrant and the S.E.C. of these matters in attached correspondence dated July 12, 2007.

Regarding 4.02, we state the following:

1.

The matters described in the registrant’s one-paragraph response to Item 4.02 are correct except for the last sentence.

2.

In point of fact, we participated in brief discussions with the Company’s president in the latter half of July 2007 relating to the July 12, 2007 correspondence. In addition, there was another discussion in which we participated on August 10, 2007 with the Company’s president and the Company’s chairman on the same matters.

On August 24, 2007 we received notification the EPOD International, Inc. had filed a Form 8-K and was requesting our response. This letter is in response to that request.

Sincerely,

/s/ Williams & Webster, P.S.

 Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington